Exhibit 99.1

Potlatch Corporation
601 West First Ave., Suite 1600
Spokane, WA 99201
509.835.1500 www.potlatchcorp.com

News Release

Contact:	(Media)	(Investors)
	Mark J. Benson	Douglas D. Spedden
	509.835.1513	509.835.1549

POTLATCH BOARD APPROVES SPIN-OFF OF PULP-BASED BUSINESSES

Spokane, Wash.– July 17, 2008 – Potlatch Corporation (NYSE:PCH) announced today that its Board of Directors has unanimously approved the Company’s previously announced plan to pursue a tax-free spin-off of its pulp-based businesses into a publicly-traded company called Clearwater Paper Corporation. The planned spin-off is subject to final Board approval based on regulatory, market and other conditions.

A spin-off will create two stand-alone, publicly-traded entities: a timber REIT, which is a verified forest practices leader with 1.7 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin; and a pulp-based manufacturing company that will include Potlatch’s Consumer Products facilities in Lewiston, Idaho, Las Vegas, Nevada, and Elwood, Illinois, and its Pulp & Paperboard facilities in Lewiston, Idaho, and Cypress Bend, Arkansas. The businesses to be spun-off had revenues of approximately $1.2 billion in 2007.

After the completion of the spin-off, Potlatch will continue to trade on the New York Stock Exchange under the ticker “PCH,” and shares of Clearwater Paper are expected be listed on the New York Stock Exchange. Michael J. Covey will remain Chairman, President and CEO of Potlatch. As previously announced, Gordon L. Jones will be President and CEO of Clearwater Paper. Potlatch will remain headquartered in Spokane, Washington, and Clearwater Paper’s headquarters will be based in the Spokane area at a new office location that has not yet been determined.

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Mr. Covey said, “After a careful evaluation, our Board determined that separating these distinct businesses is a logical next step for Potlatch in our ongoing efforts to strengthen our businesses and build long-term value for shareholders. This strategic move will enable shareholders to have a direct stake in two unique companies – an essentially pure-play timber REIT and a solidly positioned pulp-based manufacturing company. This increased transparency will enhance the likelihood that each company will receive appropriate market recognition of its unique performance and potential. This action also recognizes the inherent diversity of our assets and the opportunities that will be available to both companies as independent businesses.”

Mr. Covey continued, “This spin-off will enable the management and board of both Potlatch and Clearwater Paper to have a sharper focus on their core businesses. Additionally, as two standalone entities with sound operations and talented management teams, both companies will be better positioned to manage and grow their businesses, leverage their distinct competitive strengths, attract and retain key employees, and pursue value-creation opportunities such as acquisitions over the long-term.”

Potlatch’s Lewiston, Idaho, Wood Products Facility, which shares a common site with the Lewiston pulp-based facilities, will also be part of Clearwater Paper. Potlatch’s other Wood Products operations, consisting of four sawmills in Idaho, Arkansas, Minnesota and Michigan, and one industrial-grade plywood mill and one particleboard mill in Idaho, will be retained by Potlatch.

Mr. Jones said, “The spin-off of Potlatch’s pulp-based businesses represents a significant opportunity for shareholders, customers and employees. Clearwater Paper will be better positioned to grow its bleached paperboard and private label tissue businesses over the long-term. I look forward to being a part of Clearwater Paper at this exciting stage in its evolution.”

Potlatch expects the transaction to be completed during the fourth quarter of 2008, subject to final approval based on regulatory, market, and other conditions. The Company has submitted a request to the Internal Revenue Service for a private letter ruling confirming the tax-free nature of the spin-off. Potlatch expects Clearwater Paper to file its Form 10 registration statement with the Securities and Exchange Commission by early August and that filing will provide further details regarding Clearwater Paper and the spin-off. Clearwater Paper is expected to file an application in the coming weeks to list Clearwater Paper’s shares on the New York Stock Exchange.

The Company also noted that, as previously announced, it has scheduled its Second Quarter Earnings Web Cast and Conference Call on Thursday, July 24, 2008, at 8:00 AM Pacific time (11:00 AM Eastern).

About Potlatch

Potlatch owns approximately 1.7 million acres of forestland in Arkansas, Idaho, Minnesota, and Wisconsin, and operates 12 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The Company, which employs 3,600 people, also conducts a land sales and development business. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the spin-off of Potlatch’s pulp-based businesses. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

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